Exhibit (a)(2)(v)

EXFO INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Québec City, Québec, July 15, 2021

NOTICE IS HEREBY GIVEN that, in accordance with an interim order of the Superior Court of Québec dated July 15, 2021 (the “Interim Order”), a special meeting (the “Meeting”) of the holders (the “Shareholders”) of subordinate voting shares and multiple voting shares of EXFO Inc. (the “Corporation”) will be held on Friday, August 13, 2021 at 10:00 a.m. (Québec City time) exclusively in virtual format for the following purposes:

1.
to consider, and, if deemed advisable, to pass, with or without variation, a special resolution (the “Arrangement Resolution”), the full text of which is outlined in Appendix A of the accompanying management proxy circular (the “Circular”), to approve an arrangement (the “Arrangement”) pursuant to section 192 of the Canada Business Corporations Act (the “CBCA”) involving the Corporation and 11172239 Canada Inc. (the “Purchaser”), the whole as described in the Circular; and

2.	to transact such other business as may properly come before the Meeting or any adjournment or postponement(s) thereof.

The Circular provides additional information relating to the matters to be addressed at the Meeting, including the Arrangement.

Virtual Meeting

In order to comply with government decrees related to the COVID-19 pandemic, and to mitigate risks to the health and safety of the Shareholders and employees of the Corporation, the Meeting will be conducted exclusively in virtual format via live webcast online, unless the Corporation advises otherwise by way of press release and on its website (https://www.exfo.com/). Shareholders will be able to participate and vote at the Meeting online regardless of their geographic location.

To access the Meeting, follow the instructions below:

If you are a registered Shareholder:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number as indicated on the form of proxy, followed by the following password: exfo2021 (case sensitive).

Please note that if you use your control number to log in to the Meeting, any vote you cast will thereby revoke any proxy you previously submitted. If you do not wish to revoke a proxy that you previously submitted, you should refrain from voting during the Meeting.

If you are a duly appointed proxyholder:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Control # / No de contrôle” icon and enter your 13-digit control number as indicated on the form of proxy, followed by the following password: exfo2021 (case sensitive).

Please note that proxyholders who have been duly appointed and registered with AST in accordance with the instructions provided herein below will receive their own 13-digit control number via email from AST after the proxy voting deadline has passed.

If you are a guest:

Step 1:

Log in online at: https://web.lumiagm.com/436109447

Step 2:

Select the “Guest/Invité” icon and complete the online form.

Shareholders who are participating in the Meeting must be connected to the internet throughout the entire Meeting in order to be able to vote. Participants must ensure that they have a good connection throughout the Meeting and set aside enough time to connect to the Meeting and follow the procedure described in this section.

You will require the most recent version of the browsers Chrome, Safari, Edge or Firefox. Make sure your browser is compatible by connecting in advance. PLEASE DO NOT USE INTERNET EXPLORER. Internal networks, firewalls, as well as VPNs (virtual private networks) may block the webcast or access to the virtual platform for the Meeting. If you experience issues, make sure your VPN is deactivated or that you are not using a computer connected to an enterprise network.

Appointment of Proxyholders

Shareholders who wish to appoint a person other than the management nominees identified in the form of proxy or voting instruction form, including non-registered (beneficial) shareholders who wish to appoint themselves as proxyholder, must carefully follow the instructions in the management proxy circular and on their form of proxy or voting instruction form.

Additionally, the Shareholder or its duly appointed proxyholder MUST complete the online form at the address https://lp.astfinancial.com/control-number-request-en.html or contact AST at 1 (866) 751-6315 (toll free in Canada and the United States) or (212) 235-5754 (other countries) by 10:00 a.m. (Eastern Time) on August 11, 2021 and provide the AST representative with the required information so that AST may provide the proxyholder with his own 13-digit control number by email. Without their own 13-digit control number, proxyholders will not be able to vote nor ask questions at the meeting but will be able to attend as guests.

The Board of Directors of the Corporation (the “Board”) has set the close of business on June 22, 2021 as the record date (the “Record Date”) for determining the Shareholders who are entitled to receive notice of, and to vote their shares of the Corporation at the Meeting. Only persons who are shown on the register of Shareholders at the close of business on the Record Date, or their duly appointed proxyholders, will be entitled to attend the Meeting and vote on the Arrangement Resolution.

As of July 15, 2021, there were 25,820,245 subordinate voting shares (the “Subordinate Voting Shares”) and 31,643,000 multiple voting shares (the “Multiple Voting Shares” and together with the Subordinate Voting Share, the “Shares”) issued and outstanding. The Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Securities Laws in that they do not carry equal voting rights with the Multiple Voting Shares. Each Subordinate Voting Share entitles its holder to one vote with respect to the matters voted at the Meeting and each Multiple Voting Share entitles its holder to ten votes with respect to the matters voted at the Meeting. In aggregate, all of the voting rights associated with the Subordinate Voting Shares and the Multiple Voting Shares represented, respectively, as at the Record Date, 7.54% and 92.46% of the voting rights attached to all of the issued and outstanding Shares of the Corporation.

In order to become effective, the Arrangement must be approved by (i) at least two-thirds (66⅔%) of the votes cast by Shareholders virtually present or represented by proxy at the Meeting, voting as a single class (each Shareholder being entitled to one vote per Subordinate Voting Share and the holders of Multiple Voting Shares being entitled to ten votes per Multiple Voting Share) and, (ii) as the transaction will constitute a “business combination” for the purposes of Regulation 61-101 respecting Protection of Minority Security Holders in Special Transactions (“Regulation 61-101”), a majority (50%+1) of the votes cast by the holders of Subordinate Voting Shares (excluding (i) the 3,191,666 Subordinate Voting Shares controlled by G. Lamonde Investissements Financiers Inc., the 316,247 Subordinate Voting Shares controlled by 9356-8988 Québec Inc. and the 164,561 Subordinate Voting Shares controlled by Germain Lamonde and (ii) the 716,830 Subordinate Voting Shares controlled directly by Philippe Morin, the Chief Executive Officer of the Corporation (collectively, the “Excluded Shares”)) virtually present or represented by proxy at the Meeting.

Accompanying this notice of meeting is the Circular, a proxy form and a letter of transmittal (for registered Shareholders) (the “Letter of Transmittal”). The accompanying Circular provides information relating to the matters to be addressed at the Meeting and is incorporated into this notice of meeting. Any adjourned or postponed meeting resulting from an adjournment or postponement of the Meeting will be held at a time and place to be specified either by the Corporation before the Meeting or at the Chair’s discretion at the Meeting.

For a holder of Subordinate Voting Shares (other than the dissenting Shareholders and the holders of the Excluded Shares) to receive the consideration of US $6.00 in cash per Subordinate Voting Share (the “Consideration”) to which it, he or she, as the case may be, is entitled upon the completion of the Arrangement, she, he or it, as the case may be, must complete, sign and return the Letter of Transmittal together with her, his or its, as the case may be, Subordinate Voting Share certificate(s) and/or Direct Registration System advice(s) (“DRS”), as applicable, and any other required documents and instruments to the depositary named in the Letter of Transmittal, in accordance with the procedures set out therein.

Whether or not you are able to attend the Meeting, the Board and the management of the Corporation (the “Management”) urge you to participate in the Meeting and vote your Shares. If you cannot attend the Meeting online to vote your Shares, please vote in one of the following four ways:

i.
by following the instructions for internet voting in the accompanying proxy form at least two business days, excluding Saturdays, Sundays and holidays, prior to the Meeting or related adjournment(s) or postponement(s); OR

ii.
by following the instructions for telephone voting in the accompanying proxy form at least two business days, excluding Saturdays, Sundays and holidays, prior to the Meeting or related adjournment(s) or postponement(s); OR

iii.	by completing and signing the accompanying proxy form and returning it in the enclosed envelope, postage prepaid; OR

iv.
by appointing someone as a proxy to participate in the Meeting and vote your Shares for you. The Corporation reserves the right to accept late proxies and to waive the proxy cut off, with or without notice.

If you are a beneficial (non-registered) Shareholder, please refer to the section in the Circular entitled “Information Concerning the Meeting and Voting - Non-Registered Shareholders” for information on how to vote your Subordinate Voting Shares. Beneficial (non registered) Shareholders who hold their Subordinate Voting Shares through a broker, investment dealer, bank, trust company, custodian, nominee or another intermediary (an “Intermediary”), should carefully follow the instructions of their Intermediary to ensure that their Shares are voted at the Meeting in accordance with such Shareholders’ instructions and, as applicable, to arrange for their Intermediary to complete the necessary transmittal documents and to ensure that they receive payment of the Consideration for their Subordinate Voting Shares if the Arrangement is completed.

Pursuant to the Interim Order, registered Shareholders of the Corporation have the right to dissent with respect to the Arrangement Resolution and, if the Arrangement becomes effective, to be paid the fair value of their Subordinate Voting Shares in accordance with the provisions of section 190 of the CBCA (the “Dissent Rights”), as modified by the Interim Order and the plan of arrangement pertaining to the Arrangement (the “Plan of Arrangement”). A registered Shareholder wishing to exercise Dissent Rights with respect to the Arrangement must send to the Corporation a Dissent Notice (as defined below), which the Corporation must receive, c/o Benoit Ringuette, General Counsel and Corporate Secretary, at 400 Godin Avenue, Québec City, Québec,  G1M 2K2, Canada, with a copy to:

i.	Fasken Martineau DuMoulin LLP, 800 Square-Victoria, Suite 3500, Montréal, Québec H4Z 1E9, Attention: Brandon Farber, email: bfarber@fasken.com;

ii.	Norton Rose Fulbright Canada LLP, 1 Place Ville Marie, Suite 2500, Montréal, Québec H3B 1R1, Attention: Ian Gosselin, email: ian.gosselin@nortonrosefulbright.com; and

iii.
AST Trust Company (Canada), 1 Toronto Street, Suite 1200, Toronto, Ontario  M5C 2V6, Attention: Proxy Department, or at 2001 Robert-Bourassa Boulevard, Suite 1600, Montréal, Québec,  H3A 2A6, Attention: Proxy Department

by no later than 10:00 a.m. (Québec City time) on August 11, 2021 (or 48 hours, excluding Saturdays, Sundays and statutory holidays, prior to the commencement of the reconvened Meeting if the Meeting is adjourned or postponed) (the “Dissent Notice”), and must otherwise strictly comply with the dissent procedures described in this Circular. No Shareholder who has voted in favour of the Arrangement Resolution, virtually or by proxy, shall be entitled to dissent with respect to the Arrangement.

Anyone who is a beneficial owner of Shares registered in the name of an Intermediary and who wishes to exercise Dissent Rights should be aware that only registered Shareholders are entitled to exercise Dissent Rights. Some, but not all, of the Shares have been issued in the form of a global certificate registered in the name of CDS & Co. and, as such, CDS & Co. is the registered Shareholder of those Shares. Accordingly, a non-registered Shareholder who wishes to exercise Dissent Rights must make arrangements for the Shares beneficially owned by such holder to be registered in the name of such holder through their Intermediary prior to the time the Dissent Notice is required to be received by the Corporation or, alternatively, make arrangements for the registered Shareholder of such Shares to exercise Dissent Rights on behalf of such Shareholder. A Shareholder wishing to exercise Dissent Rights may exercise such rights with respect to all Shares registered in the name of such Shareholder only if such Shareholder exercised all the voting rights attached to those Shares against the Arrangement Resolution. It is recommended that you seek independent legal advice if you wish to exercise Dissent Rights.

The Shareholders’ Dissent Rights are more particularly described in the Circular, and copies of the Plan of Arrangement, the Interim Order and the text of section 190 of the CBCA are set forth in Appendix B, Appendix D and Appendix F, respectively, of the Circular. Failure to strictly comply with the requirements set forth in section 190 of the CBCA, as modified by the Interim Order and the Plan of Arrangement, may result in the loss of any right of dissent.

By order of the Board of Directors,

/s/ Benoit Ringuette

Benoit Ringuette
General Counsel and Corporate Secretary